                                                                EXHIBIT 3.a.6


                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                              DYNAMOTION/ATI CORP.
               UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW


             We, the undersigned, Jon R. Hopper and Kirk A. Waldron, being respectively the President and Secretary of Dynamotion/ATI Corp., a corporation organized under the Business Corporation Law of the State of New York (the "Corporation"), hereby certify and set forth as follows:

             FIRST: The name of the Corporation is Dynamotion/ATI Corp. The Corporation was formed under the name Richmark Camera Service, Inc.

             SECOND: The Certificate of Incorporation was filed by the Department of State, Albany, New York, on the 28th day of April, 1960.

             THIRD: This Certificate of Amendment amends the Certificate of Incorporation, as amended, to revise certain provisions pertaining to the Class B Cumulative Convertible Preferred Shares of the Corporation (the "Class B Preferred Shares") relating to the payment of dividends and the repurchase of such Class B Preferred Shares.

             FOURTH: To accomplish the amendment pertaining to the payment of dividends, paragraph (a) of Section 3 of Article "FOURTH" of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

    Section 3.    Dividends.

             (a) The holders of the Class B Preferred Shares shall be entitled to receive a cumulative dividend in arrears, at a per annum rate of $.08 per share (the "Class B Dividend"), payable on each March 20 (the "Class B Dividend Date"), as, if and when declared by the Board of Directors. If any of the Class B Preferred Shares remain outstanding on March 21, 2001, the Class B Dividend shall increase to $0.12 per share on such date. If any of the Class B Preferred Shares remain outstanding on March 21 of any year thereafter, the Class B Dividend shall increase by $0.01 on each such date to a maximum of $0.20 per share; provided, however, that no such increase shall take place following a Repurchase Offer (as defined in Section 5(b) hereof) with respect to Class B Preferred Shares covered by such Repurchase Offer. The Class B Dividends shall commence to accrue and be cumulative, whether or not earned or declared and whether or not there are funds legally available therefor, from and after the date Class B Preferred Shares are first issued by the Corporation (the "Class B Issue Date"), except that Class B Dividends on Class B Preferred Shares first issued after the

Class B Issue Date shall accrue from their dates of issue, and except that, in either case, Class B Dividends shall accrue and be cumulative from the most recent Class B Dividend Date to which Class B Dividends have been paid or duly provided for. Class B Dividends shall be paid to the holders of the Class B Preferred Shares as their names appear on the share register of the Corporation on the record date designated by the Board of Directors for the payment of such Class B Dividends, which record date shall be no more than sixty days prior to the applicable Class B Dividend Date. Any Class B Dividend payable for a period of less than a full year shall be computed on the basis of a 360-day year of twelve 30-day months.

             FIFTH: To accomplish the amendment pertaining to the repurchase of Class B Preferred Shares, Section 5 of Article "FOURTH" of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

    Section 5.    Repurchase.

             (a) Class B Preferred Shares may be repurchased by the Corporation, in whole or in part, at the option of the Corporation in accordance with the provisions of this Section 5.

             (b) The Corporation may, at any time on or after March 20, 2001, request that each holder of Class B Preferred Shares, subject to the terms of this Section 5, sell to the Corporation for cash any or all of the Class B Preferred Shares held by such holder (a "Repurchase Offer") at a price per share equal to $1.00, together with all accrued and unpaid Class B Dividends thereon, whether or not earned or declared (the "Repurchase Price"); provided, however, that the Corporation's right to repurchase any Class B Preferred Shares under this Section 5 shall be subject to any applicable Restrictions; and, provided, further, that, if at the time of any repurchase, such holder of Class B Preferred Shares would be required to take any such Class B Dividends as Stock Dividends in connection with a conversion of such Class B Preferred Shares into Common Shares, then such holder shall have the same obligation in connection with a repurchase of such shares.

             (c) To exercise its rights under this Section 5, the Corporation shall deliver written notice of the Repurchase Offer, by first-class mail, postage prepaid, to the holders on such date (the "Repurchase Notice Date") of all outstanding Class B Preferred Shares (the "Repurchase Notice"). The Repurchase Notice shall fix a date (the "Repurchase Date"), not less than 30 nor more than 60 days after the Repurchase Notice Date, for the repurchase. The Repurchase Notice also shall (i) state the Repurchase Price applicable thereto (including the amount of the Class B Dividends to be paid as Stock Dividends for the Class B Preferred Shares to be repurchased) and the then-current Class B Conversion Ratio, (ii) notify such holders of the total number of Class B Preferred Shares to be repurchased from all such holders, (iii) state the place at which the Class B Preferred Shares to be repurchased shall, upon presentation and surrender of the certificates evidencing such shares, be repurchased (the "Repurchase Location"), and (iv) show in reasonable detail the calculation of the number of Class B Preferred Shares to be repurchased from each holder and the applicable Repurchase Price payable to each holder, taking into account the possible payment of Stock Dividends. The holders of Class B Preferred Shares shall accept or reject the Repurchase Offer, in whole and not in part, by delivery of written notice, by first class mail, postage prepaid, to the Corporation within 15 days of the Repurchase Notice Date. If the Corporation desires to repurchase less than all of the Class B Preferred Shares outstanding on the Repurchase Notice Date, then the Repurchase Offer shall be made ratably among the holders of Class B Preferred Shares in accordance with the proportion of Class B Preferred Shares held by each such holder on the Repurchase Notice Date to the total number of Class B Preferred Shares outstanding on the Repurchase Notice Date. In the event that the Repurchase Offer is for less than all of the Class B Preferred Shares outstanding, Class B Preferred Shares of a holder rejecting the Repurchase Offer shall not be apportioned to holders of Class B Preferred
Shares participating in the Repurchase Offer. On the Repurchase Date, the Corporation shall, upon presentation and surrender at the Repurchase Location of the certificates evidencing the shares to be repurchased, pay to each holder its aggregate Repurchase Price in cash and Common Shares.

             (d) If any holder of Class B Preferred Shares has received a Repurchase Notice and accepted a Repurchase Offer, and the Corporation shall not default in the payment of the aggregate Repurchase Price therefor, then such holder shall be entitled to all preferences and relative and other rights accorded its shares that are being repurchased by this Certificate until and including the date prior to the Repurchase Date. If the Corporation shall default in making payment as aforesaid, then each holder shall be entitled to all preferences and relative and other rights accorded its shares that are being repurchased by this Certificate until and including the date prior to the date (the "Final Repurchase Date") when the Corporation makes payment to all such holders. From and after the Repurchase Date or the Final Repurchase Date, as the case may be, the shares so repurchased shall no longer be deemed to be outstanding, and all rights of the holders of such shares shall cease and terminate with respect to such shares, except the right of the holders of such shares, upon surrender of the certificates therefor, to receive the amounts to be paid pursuant to this Section 5.

             SIXTH: The foregoing was authorized by the Board of Directors of the Corporation by a unanimous written consent thereof and by the holders of all of the outstanding shares of the Corporation's Class B Preferred Shares by written consent thereof.

             We have hereunto affirmed this Certificate as true under penalties of perjury this 25th day of November, 1996.

                                                    /s/ JON R. HOPPER
                                                    ----------------------------
                                                    Jon R. Hopper, President


                                                    /s/ KIRK A. WALDRON
                                                    ----------------------------
                                                    Kirk A. Waldron, Secretary